Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Harvest Capital Credit Corporation:

We have audited the financial statements of Harvest Capital Credit Corporation as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 referred to in our report dated March 15, 2017 appearing in the accompanying registration statement on Form N-2. We have also previously audited the financial statements of the Company as of and for the years ended December 31, 2014, 2013, 2012 and for the period September 6, 2011 (commencement of operations) through December 31, 2011 (not presented herein) appearing under Item 8 of the Company’s 2014, 2013 and 2012 Annual Reports on Form 10-K and for the period ended December 31, 2011, included in the Company’s initial registration statement on Form N-2 which was declared effective on May 2, 2013, and we expressed an unqualified opinion on those financial statements. In our opinion, the senior securities table of Harvest Capital Credit Corporation for each of the years ended December 31, 2016 and 2015, 2014, 2013, 2012 and for the period ended December 31, 2011 appearing on page 50 of this registration statement on Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 16, 2017